Exhibit 99.1

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Twelve

Months Ended December 31, 2015

HOUSTON, Texas – February 4, 2016 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2015.  The Company reported a net loss of $58.7 million, or $0.40 per share, for the fourth quarter of 2015, compared to net income of $57.6 million, or $0.39 per share, for the quarter ended December 31, 2014.  Revenues for the fourth quarter of 2015 were $339 million, compared to $901 million for the fourth quarter of 2014.

For the twelve months ended December 31, 2015, including the charges discussed later in this release, the Company reported a net loss of $294 million, or $2.00 per share, compared to net income of $163 million, or $1.11 per share, for the twelve months ended December 31, 2014.  Revenues for the twelve months ended December 31, 2015, were $1.9 billion, compared to $3.2 billion for the same period in 2014.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “During the fourth quarter, our rig count averaged 88 rigs in the United States and three rigs in Canada, compared to the third quarter average of 105 rigs in the United States and four in Canada.”

Mr. Hendricks added, “We recognized $9.2 million of revenues related to early contract terminations in contract drilling during the fourth quarter.  These early termination revenues positively impacted our total average rig revenue per day of $24,240 by $1,100.  Excluding early termination revenue from both the third and fourth quarters, total average rig revenue per day during the fourth quarter would have been unchanged from the third quarter at $23,140.

“Total average rig operating costs per day during the fourth quarter decreased $940 to $12,640 from $13,580 in the third quarter.  Approximately a third of this decrease is related to cost savings with the remainder due to a higher proportion of rigs on standby in the fourth quarter than the third quarter of 2015.  Total average rig margin per day, excluding the positive impact from early termination revenues in both the third and fourth quarters, increased to $10,500 during the fourth quarter, from $9,560 during the third quarter.

“At the end of the fourth quarter our rig fleet included 161 APEX® rigs.  We have no plans to build rigs in 2016.  As of December 31, 2015, we had term contracts for drilling rigs providing for approximately $710 million of future dayrate drilling revenue.  Based on contracts currently in place, we expect an average of 59 rigs operating under term contracts during the first quarter, and an average of 46 rigs operating under term contracts during 2016.

“In pressure pumping, activity decreased during the fourth quarter, but was better than we expected.  Pressure pumping revenue during the fourth quarter was $132 million compared to $154 million in the third quarter.  Gross margin as a percentage of revenues improved slightly during the fourth quarter to 10.4%, and pressure pumping Adjusted EBITDA was $10.9 million in the fourth quarter compared to $11.8 million during the third quarter,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “2015 was a challenging year for the energy sector.  Geopolitics, combined with the resilience of U.S. crude oil production, weighed heavily on oil prices.  Low oil prices, combined with low natural gas prices, resulted in the U.S. land drilling rig count decreasing more than 60% during 2015, and it is now almost 70% lower than the peak in 2014.

“In this market environment, we remain focused on operational execution and preserving the strength of our balance sheet.  During the downturn, we have consistently scaled our business to activity levels while maintaining high-quality operations.  Financially, our cash balance increased to $113 million as of December 31, 2015, and our $500 million revolving line of credit remains fully available.

“While there is no visibility currently into a recovery, we remain confident in the long-term outlook for our company.  We are financially strong, and with 161 APEX® rigs and more than one million horsepower of pressure pumping equipment, we have the kind of high-quality equipment that we expect to be in greatest demand during a recovery," he concluded.

The financial results for the twelve months ended December 31, 2015 include pretax charges totaling $301 million, of which $288 million was non-cash and related to the impairment of all goodwill associated with the Company’s pressure pumping business, the write-down of equipment, and the impairment of certain oil and natural gas properties.  The financial results for the twelve months ended December 31, 2014, include pretax non-cash charges totaling $98.8 million related to the retirement of mechanical rigs, the write-off of excess spare rig components, and the impairment of certain oil and natural gas properties.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on March 24, 2016, to holders of record as of March 10, 2016.

All references to "net income per share" in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company's quarterly conference call to discuss the operating results for the quarter ended December 31, 2015, is scheduled for today, February 4, 2016, at 9:00 a.m. Central Time. The dial-in information for participants is 866-372-0638 (Domestic) and 678-509-7533 (International).  The Conference ID for both numbers is 76307856.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  A replay of the conference call will be on the Company’s website for two weeks.  A telephonic replay will be available through February 8, 2016, at 855-859-2056 (Domestic) and 404-537-3406 (International) with the Conference ID 76307856.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada.  Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; decline in, and ability to realize, backlog; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; governmental regulation; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company's web site at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUES	$338,566	$901,219	$1,891,277	$3,182,291
COSTS AND EXPENSES
Direct operating costs	226,819	599,277	1,232,369	2,116,071
Depreciation, depletion, amortization and impairment	175,302	180,157	864,759	718,730
Impairment of goodwill	—	—	124,561	—
Selling, general and administrative	16,578	22,028	87,173	80,145
Net gain on asset disposals	(3,337)	(7,076)	(10,613)	(15,781)

Total costs and expenses	415,362	794,386	2,298,249	2,899,165

OPERATING INCOME (LOSS)	(76,796)	106,833	(406,972)	283,126

OTHER INCOME (EXPENSE)
Interest income	40	361	964	979
Interest expense	(9,431)	(8,395)	(36,475)	(29,825)
Other	18	—	34	3

Total other expense	(9,373)	(8,034)	(35,477)	(28,843)

INCOME (LOSS) BEFORE INCOME TAXES	(86,169)	98,799	(442,449)	254,283
INCOME TAX EXPENSE (BENEFIT)	(27,511)	41,216	(147,963)	91,619

NET INCOME (LOSS)	$(58,658)	$57,583	$(294,486)	$162,664

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(0.40)	$0.39	$(2.00)	$1.12
Diluted	$(0.40)	$0.39	$(2.00)	$1.11
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145,709	144,922	145,416	144,066

Diluted	145,709	145,593	145,416	145,376

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.10	$0.40	$0.40

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Contract Drilling:
Revenues	$202,276	$492,132	$1,153,892	$1,838,830
Direct operating costs	$105,472	$282,087	$608,848	$1,066,659
Margin (1)	$96,804	$210,045	$545,044	$772,171
Selling, general and administrative	$1,123	$1,845	$17,840	$6,297
Depreciation, amortization and impairment	$121,219	$115,190	$618,434	$524,023
Operating income (loss)	$(25,538)	$93,010	$(91,230)	$241,851

Operating days – United States	8,092	19,281	43,685	74,099
Operating days – Canada	252	858	1,457	2,901
Operating days – Total	8,344	20,139	45,142	77,000

Average revenue per operating day – United States	$24.14	$24.22	$25.55	$23.64
Average direct operating costs per operating day – United States	$12.42	$13.81	$13.27	$13.64
Average margin per operating day – United States (1)	$11.72	$10.41	$12.28	$10.00
Average rigs operating – United States	88	210	120	203

Average revenue per operating day – Canada	$27.45	$29.35	$25.75	$30.16
Average direct operating costs per operating day – Canada	$19.75	$18.46	$19.98	$19.37
Average margin per operating day – Canada (1)	$7.70	$10.89	$5.77	$10.79
Average rigs operating – Canada	3	9	4	8

Average revenue per operating day – Total	$24.24	$24.44	$25.56	$23.88
Average direct operating costs per operating day – Total	$12.64	$14.01	$13.49	$13.85
Average margin per operating day – Total (1)	$11.60	$10.43	$12.07	$10.03
Average rigs operating – Total	91	219	124	211

Capital expenditures	$104,178	$224,984	$527,054	$771,593

Pressure Pumping:
Revenues	$131,702	$397,735	$712,454	$1,293,265
Direct operating costs	$117,943	$313,509	$612,021	$1,036,310
Margin (2)	$13,759	$84,226	$100,433	$256,955
Selling, general and administrative	$2,855	$5,463	$16,318	$20,279
Depreciation, amortization and impairment	$48,678	$41,343	$214,552	$147,595
Impairment of goodwill	$—	$—	$124,561	$—
Operating income (loss)	$(37,774)	$37,420	$(254,998)	$89,081

Fracturing jobs	109	352	610	1,224
Other jobs	410	1,087	2,080	4,253
Total jobs	519	1,439	2,690	5,477

Average revenue per fracturing job	$1,162.70	$1,069.53	$1,117.95	$991.89
Average revenue per other job	$12.12	$19.56	$14.66	$18.62
Average revenue per total job	$253.76	$276.40	$264.85	$236.13
Average costs per total job	$227.25	$217.87	$227.52	$189.21
Average margin per total job (2)	$26.51	$58.53	$37.34	$46.92
Margin as a percentage of revenues (2)	10.4%	21.2%	14.1%	19.9%

Capital expenditures and acquisitions	$28,349	$79,257	$197,577	$241,359

Oil and Natural Gas Production and Exploration:
Revenues – Oil	$4,085	$10,059	$22,318	$44,436
Revenues – Natural gas and liquids	$503	$1,293	$2,613	$5,760
Revenues – Total	$4,588	$11,352	$24,931	$50,196
Direct operating costs	$3,404	$3,681	$11,500	$13,102
Margin (3)	$1,184	$7,671	$13,431	$37,094
Depletion	$2,632	$5,671	$15,573	$21,697
Impairment of oil and natural gas properties	$1,405	$16,819	$10,728	$20,879
Operating income (loss)	$(2,853)	$(14,819)	$(12,870)	$(5,482)

Capital expenditures	$2,531	$9,768	$16,625	$36,683

Corporate and Other:
Selling, general and administrative	$12,600	$14,720	$53,015	$53,569
Depreciation	$1,368	$1,134	$5,472	$4,536
Net gain on asset disposals	$(3,337)	$(7,076)	$(10,613)	$(15,781)

Capital expenditures	$498	$542	$2,520	$2,706
Total capital expenditures	$135,556	$314,551	$743,776	$1,052,341

(1)

For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)

For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	December 31,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2015	2014
Cash and cash equivalents	$113,346	$43,012
Current assets	$486,536	$909,092
Current liabilities	$308,132	$568,404
Working capital	$178,404	$340,688
Current portion of long-term debt	$63,750	$12,500
Borrowings under revolving credit facility	$—	$303,000
Other long-term debt	$791,250	$670,000

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net income (loss)	$(58,658)	$57,583	$(294,486)	$162,664
Income tax expense (benefit)	(27,511)	41,216	(147,963)	91,619
Net interest expense	9,391	8,034	35,511	28,846
Depreciation, depletion, amortization and impairment	175,302	180,157	864,759	718,730
Impairment of goodwill	—	—	124,561	—

Adjusted EBITDA	$98,524	$286,990	$582,382	$1,001,859

Total revenue	$338,566	$901,219	$1,891,277	$3,182,291
Adjusted EBITDA margin	29.1%	31.8%	30.8%	31.5%

Adjusted EBITDA by operating segment:
Contract drilling	$95,681	$208,200	$527,204	$765,874
Pressure pumping	10,904	78,763	84,115	236,676
Oil and natural gas	1,184	7,671	13,431	37,094
Corporate and other	(9,245)	(7,644)	(42,368)	(37,785)

Consolidated Adjusted EBITDA	$98,524	$286,990	$582,382	$1,001,859

(1)

Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measures of net income (loss) or operating cash flow.

PATTERSON-UTI ENERGY, INC.

Impact of Early Termination Revenues

(unaudited, dollars in thousands)

	2015
	Fourth	Third
	Quarter	Quarter
Contract drilling revenues	$202,276	$261,817
Operating days - Total	8,344	10,067
Average revenue per operating day - Total	$24.24	$26.01
Early termination revenues - Total	$9,173	$28,869
Early termination revenues per operating day - Total	$1.10	$2.87
Average revenue per operating day excluding early termination revenues - Total	$23.14	$23.14
Direct operating costs - Total	$105,472	$136,718
Average direct operating costs per operating day - Total	$12.64	$13.58
Average margin per operating day excluding early termination revenues - Total	$10.50	$9.56

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2015
	Fourth	Third
	Quarter	Quarter

Pressure pumping revenues	$131,702	$154,407
Direct operating costs	117,943	138,597
Margin	13,759	15,810
Selling, general and administrative	2,855	4,019
Adjusted EBITDA	$10,904	$11,791
Margin as a percentage of revenues	10.4%	10.2%

PATTERSON-UTI ENERGY, INC.

Pretax Charges

(unaudited, dollars in thousands)

	Twelve Months Ended
	December 31,
	2015	2014
Impairment of goodwill	$124,561	$—
Write-down of drilling equipment	131,062	77,879
Write-down of pressure pumping equipment and closed facilities	22,048	—
Impairment of oil and natural gas properties	10,728	20,879
Total non-cash pretax charges	288,399	98,758
Legal settlement	12,260	—
Total pretax charges	$300,659	$98,758